Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-229003 and 333-233621) and Form S-8 (No. 333-229601) of Organogenesis Holdings Inc. of our report dated March 9, 2020, relating to the consolidated financial statements of Organogenesis Holdings Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Organogenesis Holdings Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Boston, Massachusetts
March 9, 2020